As filed with the Securities and Exchange Commission on July 24, 2001
                                         Registration No.:  333-



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-8

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 OLD POINT FINANCIAL CORPORATION
     (Exact name of registrant as specified in its charter)

            Virginia                        54-1265373
     (State of Incorporation       (IRS Employer Identification
        or Organization)                       No.)

      1 West Mellen Street
        Hampton, Virginia                      23663
 (Address of Principal Executive            (Zip Code)
            Offices)

     OLD POINT FINANCIAL CORPORATION 1998 STOCK OPTION PLAN
                     (Full title of the plan)
                           ___________
        Robert F. Shuford             Copy to:    Jacob A.Lutz, III
President and Chief Executive Officer  Troutman Sanders Mays & Valentine LLP
 Old Point Financial Corporation                1111 East Main St.,
      1 West Mellen Street                     Bank of America Center
    Hampton, Virginia  23663                  Richmond, Virginia 23219
   Telephone: (757) 728-1200                  Telephone: (804) 697-1490
 (Name and Address of Agent for Service Process)

                      CALCULATION OF REGISTRATION FEE

                                        Proposed           Proposed
                                         Maximum            Maximum
Title of Securities   Amount to be    Offering Price       Aggregate          Amount of
 to be Registered     Registered(1)    Per Share(2)    Offering Price(2)  Registration Fee
-------------------------------------------------------------------------------------------
Common Stock,
$5.00 par value          200,000          $24.00         $4,800,000.00          $1,200

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the plans described herein.

(2) Pursuant to Rule 457(h)(1) under the Securities Act, these figures are based upon the average of the high and low prices of the Common Stock on July 20, 2001, as reported in the NASD SmallCap System, and are used solely for the purpose of calculating the registration fee.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     Old Point Financial Corporation (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees (including non-employee directors) eligible to participate in the Company's 1998 Stock Option Plan.

    The Company hereby incorporates herein by reference into this
Registration  Statement  the following  documents  filed  by  the
Company   with  the  Securities  and  Exchange  Commission   (the
"Commission"):

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the 1934 Act;

    (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and,

    (c)  The   description  of  the  Company's  Common   Stock
         contained in the "Description of Common Stock" in the Company's Prospectus filed as part of the Registration Statement on Form S-14, Registration No. 2-89581, with the Commission on February 22, 1984.


     All documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all the Company's common stock offered hereby has been sold or which deregisters such Company common stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

      The Articles of Incorporation of the Registrant provide that, to the full extent permitted by the Virginia Stock Corporation Act, as amended, each director and officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer.

Item 7.  Exemption from Registration Claimed.

    Not Applicable.

Item 8.  Exhibits.

    An index of Exhibits appears at page II-6 hereof.

Item 9.  Undertakings.

      (a) Rule 415 offering. The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
               10(a)(3)   of   the   Securities   Act   of   1933
               ("Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registrant Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided,  however, that paragraphs (a)(1)(i)  and
               (a)(1)(ii)   do  not  apply  if  the   information
               required   to  be  included  in  a  post-effective
               amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, Commonwealth of Virginia, on the 21st day of July, 2001.

                              OLD POINT FINANCIAL CORPORATION
                              Hampton, Virginia



                              By:   /s/Robert F. Shuford
                                    --------------------
                                    Robert F. Shuford
                                    President


      KNOW ALL MEAN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Shuford and Frank E. Continetti, and each of them, such person's true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and conforming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


        NAME                         TITLE                            DATE
        ----                         -----                            ----

                              President (Principal Executive
 /s/ Robert F. Shuford        Officer) and Director              July 21, 2001
 ---------------------
 Robert F. Shuford

                              Executive Vice President & CFO
                              (Principal Financial and
 /s/ Louis G. Morris          Accounting Officer)                July 21, 2001
 -------------------
 Louis G. Morris

 /s/ Richard F. Clark         Director                           July 21, 2001
 --------------------
 Richard F. Clark



 /s/ Russell S. Evans, Jr.    Director                           July 21, 2001
 -------------------------
 Russell S. Evans, Jr.


 ----------------------       Director                           _______, 2001
 G. Royden Goodson, III


 --------------------         Director                           _______, 2001
 Dr. Arthur D. Greene


 /s/ Gerald E. Hansen         Director                           July 21, 2001
 --------------------
 Gerald E. Hansen


 /s/ Stephen D. Harris        Director                           July 21, 2001
 ---------------------
 Stephen D. Harris


 /s/ John Cabot Ishon         Director                           July 21, 2001
 --------------------
 John Cabot Ishon


 /s/ Eugene M. Jordan         Director                           July 21, 2001
 --------------------
 Eugene M. Jordan


 /s/ John B. Morgan           Director                           July 21, 2001
 ------------------
 John B. Morgan


 /s/ Dr. H. Robert Schappert  Director                           July 21, 2001
 ---------------------------
 Dr. H. Robert Schappert

                          EXHIBIT INDEX



Exhibit Description                Exhibit Number

Articles of Incorporation          4.1 (Incorporated by
                                   reference from the Form
                                   10-K, filed March 27,
                                   1998)

Bylaws                             4.2 (Incorporated by
                                   reference from the Form
                                   10-K, filed March 27,
                                   1998)

Old Point Financial Corporation    4.4
1998 Stock Option Plan, as
amended, filed herewith

Opinion of Troutman Sanders Mays   5
& Valentine LLP, with respect to
the validity of the Common Stock,
filed herewith

Consent of Eggleston Smith P.C.,   23.1
Independent Public Accountants
dated July 23, 2001, filed
herewith.

Consent of Troutman Sanders Mays   23.3
& Valentine LLP, contained in
their opinion filed as Exhibit 5
hereto